EXHIBIT 4.13

AMENDMENT TO MANAGEMENT CONTRACT FOR MR. THRALL

AMENDMENT TO
EMPLOYMENT AGREEMENT

BETWEEN:

BRADLEY THRALL, Businessman, of 9234 Harvey Road, Blaine, WA, USA 98230

(the "Executive")

AND:

ALEXCO RESOURCE CORP., a company incorporated pursuant to the laws of the Yukon, extra-provincially registered and having its registered office in British Columbia at Suite 1150 – 200 Granville Street, Vancouver, British Columbia, V6C 1S4

(the "Company")

WHEREAS:

A. The Company is a natural resource company currently engaged in the acquisition and exploration of mineral properties and providing reclamation and remediation consulting services to industry;

B. The Company currently employs and the Executive wishes to continue supplying his services in the capacity of Chief Operating Officer of the Company, pursuant to the terms and conditions set out in an employment agreement executed effective January 1, 2007 including periodic subsequent salary amendments (the "Employment Agreement");

C. Effective June 1, 2013, in recognition of certain financial challenges facing the Company, the Executive has agreed to a 20% reduction in his then-current salary, from US$320,000 per year to US$256,000 per year; and

D. The Company and the Executive desire that the terms of the Employment Agreement therefore be amended as described herein;

THEREFORE in consideration of the recitals, the following covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which are acknowledged by each party, the parties agree on the following:

1. AMENDMENT

1.1 Change in Multiplier

The multiplier specified in subsection 6.3(c) of the Employment Agreement is hereby amended from "two" to "two and a half (2.5)", such that subsection 6.3(c) shall now read "all compensation paid to the Executive under this Agreement for the previous fiscal year multiplied by two and a half (2.5) in the event that such termination occurs on or after the first anniversary of the date of hire."

1.2 Effective Date

The amendment described in subsection 1.1 hereof shall be effective for terminations occurring on or after January 1, 2014.

2. COUNTERPARTS

This Agreement may be executed in counterparts and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this agreement effective as of the 1st day of July, 2013.

ALEXCO RESOURCE CORP.

Per: CLYNTON R. NAUMAN
PRESIDENT AND CHIEF EXECUTIVE OFFICER

BRADLEY THRALL